Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-108320, 333-112541, 333-122418 and 333-134464) and Forms S-8 (Nos. 33-43716, 33-71920, 333-02888, 333-69591, 333-89909, 333-87421, 333-52640, 333-43104, 333-89228, 333-89230, 333-106112, 333-106115, 333-118611, 333-134462, 333-134463, 333-147374 and 333-155210) of Cephalon, Inc. of our report dated February 23, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for non-controlling interests (Note 1) and convertible debt instruments (Note 1), as to which the date is May 20, 2009, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

May 20, 2009